Exhibit 10.21
FANNIE MAE ANNUAL INCENTIVE PLAN,
AS AMENDED AND RESTATED JANUARY 1, 2007
1. PURPOSE
The purpose of the Fannie Mae Annual Incentive Plan (the “Plan”) is to encourage greater focus on performance among the Management Group of Fannie Mae by relating a significant portion of their total compensation to the achievement of annual financial, strategic or operational objectives.
2. DEFINITIONS
2.1.	“AWARD” means a cash bonus awarded pursuant to the Plan.

2.2.	“BOARD OF DIRECTORS” means the Board of Directors of the Company.

2.3.	“CAUSE” means, unless provided otherwise in an applicable employment agreement, that Fannie Mae determines that the Participant has:
(a)	materially harmed Fannie Mae by, in connection with the Participant’s performance of the Participant’s duties for Fannie Mae, engaging in dishonest or fraudulent actions or willful misconduct, or performing the Participant’s duties in a grossly negligent manner, or

(b)	been convicted of, or pleaded nolo contendere with respect to, a felony.
The Participant will not be deemed to have been terminated for Cause following an event described in (a) above unless Fannie Mae has provided (i) reasonable notice to the Participant setting forth Fannie Mae’s intention to terminate for Cause, (ii) where remedial action is appropriate and feasible, a reasonable opportunity for such action, (iii) an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Committee or its designee, and (iv) the Participant with a notice of termination stating that the Participant was guilty of the conduct set forth in (a) above and specifying the particulars thereof in detail. No act or failure to act by the Participant will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of Fannie Mae.

2.4.	“COMMITTEE” means the Compensation Committee of the Board of Directors.

2.5.	“COMPANY” means Fannie Mae.

2.6.	“DISABILITY” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in the Participant’s death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Plan Administrator may require such proof of Disability as the Plan Administrator in its sole discretion deems appropriate and the Plan Administrator’s good faith determination as to whether and when a Participant terminates employment by reason of Disability is final and binding on all parties concerned.

2.7.	“MANAGEMENT GROUP” means the group of employees of the Company holding positions at or above the grade level equivalent to that of a director, or an equivalent title.

2.8.	“PARTICIPANT” means a member of the Management Group who has been designated as a participant in the Plan.

2.9.	“PLAN ADMINISTRATOR” means, until such time as the President and CEO or the Committee determines otherwise, the Company’s Vice President, Human Resources Management & Operations.

2.10.	“PERFORMANCE GOAL” means one or more goals selected by the Company to measure performance for a Plan Year. The Performance Goals may be expressed or measured at the individual, function, department, division, region, business unit, or Company level or any combination thereof.

2.11.	“PLAN” means the Fannie Mae Annual Incentive Plan.

2.12.	“PLAN YEAR” means the calendar year.

2.13.	“RETIREMENT” means termination of employment at age 55 or older with five years of service with Fannie Mae or at age 65 or older (regardless of years of service with Fannie Mae). Notwithstanding the foregoing, a termination that is a for “Cause” termination will not be considered a Retirement for the purpose of this Plan.

2.14.	“TARGET AWARD” means the amount approved as a Participant’s Target Award for a Plan Year.

3. PARTICIPATION
     Members of the Management Group will be eligible to participate in the Plan. No employee will have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. If due to hiring, promotion, or demotion, the Plan Administrator determines that an employee who is a member of the Management Group (other than an officer at the level of Senior Vice President or higher) should be eligible to participate in the Plan for a Plan Year, or that a Participant should cease to be so eligible, in either case, after the commencement of the Plan Year, then, the Plan Administrator will have the discretion to provide that such individual will be eligible for a prorated Award, as and to the extent it may determine. Determinations regarding proration for officers at the level of Senior Vice President and higher will be made by the Committee, or by the Board of Directors, or by any other person or group consistent with the Company’s delegation of authority structure.
4. AWARDS
          4.1. TARGET AWARDS. Target Awards will be proposed by management and approved by the Committee from time to time in accordance with the Company’s then applicable Compensation Philosophy and Approach.
          4.2. PERFORMANCE GOALS. For each Plan Year, Performance Goals will be established in accordance with the Company’s then applicable Compensation Philosophy and Approach. Performance Goals that are corporate goals will be proposed by management to the Committee, and such goals will be recommended by the Committee to the Board for approval. Performance Goals that are business unit goals will be established by the Committee or, if so delegated by the Committee, established by another committee of the Board of Directors.
          Performance Goals that are corporate goals may be adjusted by the Committee as it deems equitable in recognition of (i) extraordinary or non-recurring events experienced by the Company during the calendar year, or by any other company whose performance is relevant to the determination of the amount of any Award hereunder, (ii) changes in applicable accounting rules or principles or changes in the Company’s or in any other such company’s methods of accounting during the calendar year, or (iii) the occurrence of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the capital structure of the Company, or of any other such company. Performance Goals that are established by a committee of the Board of Directors may be adjusted by that committee in a manner consistent with the previous sentence.

          4.3. POOLS. For each Plan Year, the Committee or the Board of Directors may establish one or more pools of a specified dollar amount from which Awards will be paid for one or more designated groups of employees.
          4.4. DETERMINATION OF AWARDS. The Committee will determine the achievement of Performance Goals that are corporate goals, and the achievement of Performance Goals that are business unit goals will be determined by the appropriate committee of the Board of Directors. The actual Award payable to a Participant will be determined by the Board, an appropriate Committee of the Board, or management in accordance with the Company’s delegation of authority structure based on (i) the Participant’s Target Award, (ii) the extent to which the Performance Goals have been achieved, and (iii) individual performance, as well as any other criteria determined by the Company to be relevant.
          4.5. PAYMENT OF AWARDS. Awards will be paid as soon as practicable after the close of the Plan Year for which they are made. Except as otherwise provided in Section 5 or in an applicable employment agreement with the Company, it is a condition precedent to the payment of any Award that the Participant be employed in active status through the date the Award is paid (or credited in the case of a Participant who has elected to defer payment of the Award pursuant to the terms of an applicable Fannie Mae deferred compensation plan).
5. TERMINATION OF EMPLOYMENT
          5.1. DEATH OR DISABILITY. If a Participant’s active status as an employee with the Company terminates due to death or Disability and the Participant has been actively employed at least one month during the Plan Year, the Participant or his or her beneficiary, as the case may be, will be paid a prorated Award for such year as soon as practicable after the end of such Plan Year.
          5.2. CAUSE. If a Participant’s employment with the Company is terminated for Cause, the right to the payment of an Award in respect of a Plan Year and all other rights under this Plan will be forfeited, and no Award will be made hereunder to or in respect of such Participant.
          5.3. RETIREMENT. If (i) a Participant’s employment with the Company terminates due to Retirement, (ii) the Participant has been actively employed at least one month during the Plan Year, and (iii) the Plan Administrator determines that it is appropriate, then the Participant will be paid a prorated Award for such year as soon as practicable after the end of such Plan Year. Notwithstanding the foregoing, determinations regarding proration for officers at the level of Senior Vice President and higher will be made in a manner consistent with the Company’s delegation of authority structure.

          5.4. SEVERANCE ARRANGEMENT. If a Participant’s employment with the Company terminates and the Participant is a party to a severance arrangement with the Company that specifically addresses the payment of the Award, the Participant’s Award will be paid in accordance with the severance arrangement.
6. ADMINISTRATION
          6.1. IN GENERAL. Except as otherwise provided in the Plan, the Board of Directors, Committee, or Plan Administrator (or his or her designee) will have full and complete authority, in the group’s or individual’s sole and absolute discretion, (i) to exercise all of the powers granted to the group or individual under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.
          6.2. DETERMINATIONS. The actions and determinations of the Board of Directors, Committee, the Plan Administrator, or their designees on all matters relating to the Plan and any Awards, including the authority to decide whether to pay or not pay an Award in case of a failure to satisfy a condition precedent, will be final and conclusive. Such determinations need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.
          6.3. BENEFICIARIES. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation will revoke all prior designations by the same Participant, will be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Plan Administrator or his or her designee during the Participant’s lifetime. If a beneficiary designation has not been made, or the beneficiary was not properly designated (in the sole discretion of the Plan Administrator), has died or cannot be found, all payments after death will be paid to the Participant’s estate. In case of disputes over the proper beneficiary, the Company reserves the right to make any or all payments to the Participant’s estate.
7. MISCELLANEOUS
          7.1. NONASSIGNABILITY. No Award will be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

          7.2. TAX WITHHOLDING. The Plan Administrator or its designee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding by Fannie Mae of all federal, state, local and other taxes required by law to be withheld from any Award.
          7.3. AMENDMENT OR TERMINATION. The Board of Directors may, with prospective or retroactive effect, amend, suspend, or terminate the Plan or any portion thereof at any time, and delegates to the Committee the authority to adopt amendments which may be necessary or appropriate to facilitate the administration, management, and interpretation of the Plan or to conform the Plan to the Committee’s administration, management, and interpretation of the Plan; provided, that, any such amendment does not significantly affect the cost to the Company of maintaining the Plan. However, no amendment, suspension, or termination of the Plan will be permitted if it would materially and adversely affect the right of any Participant, without his or her written consent, to earn or receive an Award for a particular year once such year has commenced.
          7.4. OTHER PAYMENTS OR AWARDS. Nothing contained in the Plan will be deemed in any way to limit, restrict or require the Company from making or to make any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
          7.5. PAYMENTS TO OTHER PERSONS. If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company under the Plan.
          7.6. UNFUNDED PLAN. Nothing in this Plan will require the Company to place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan. Participants will have no rights under the Plan other than as unsecured general creditors of the Company.
          7.7. NO LIABILITY. No member of the Board, the Committee, or any director, officer or employee of Fannie Mae will be liable, responsible or accountable in damages or otherwise for any determination made or other action taken or any failure to act by such person in connection with the administration of the Plan, so long as such person is not determined by a final adjudication to be guilty of willful misconduct with respect to such determination, action or failure to act.
          7.8. NO RIGHT OF EMPLOYMENT. Nothing in this Plan will be construed as creating any contract of employment or conferring upon any employee or Participant any right to continue in the employ or other service of the

Company or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without Cause.
          7.9. SECTION HEADINGS. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.
          7.10. GOVERNING LAW/CONSTRUCTION/SEVERABILITY.
               (a) Choice of Law. The Plan, the Awards, all documents evidencing Awards, and all other related documents will be governed by, and construed in accordance with the laws of the District of Columbia, without reference to its principles of conflicts of law.
               (b) Severability. If any provision will be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan will continue in effect.
          7.11. SECTION 409A. Unless payment, if any, is deferred under a separate program or arrangement of the Company, Awards under the Plan are intended to be exempt from the rules of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, as short-term deferrals and will be construed accordingly.
          7.12. EFFECTIVE DATE. The Plan, as amended and restated, will be effective as of January 1, 2007.